Exhibit 21.1
FORTINET, INC. SUBSIDIARIES

Entity	Jurisdiction of Incorporation

Fortinet Austria GmbH	Austria
Fortinet Belgium BV	Belgium
Fortinet Network Security Brazil Limitada	Brazil
Fortinet Technologies (Canada), ULC	Canada
Holdings 1504 Enterprises Inc.	Canada
Holdings 1502 Enterprises Ltd.	Canada
Fortinet International, Inc.	Cayman Islands
Accelops China	China
Fortinet Information Technology (Beijing) Co., Ltd.	China
Fortinet Colombia S.A.S	Colombia
Fortinet Denmark ApS	Denmark
Fortinet Finland Oy	Finland
Fortinet S.A.R.L.	France
Fortinet GmbH	Germany
CyberSponse India Private Limited	India
Fortinet Technologies India Private Limited	India
PT Fortinet Indonesia Security	Indonesia
enSilo, Ltd.	Israel
Fortinet Security Israel Ltd.	Israel
Fortinet Security Italy S.R.L.	Italy
Fortinet Japan G.K.	Japan
Fortinet Security Korea Ltd.	Korea
Fortinet Malaysia SDN. BHD.	Malaysia
Fortinet Networks Mauritius Ltd	Mauritius
Fortinet Mexico, S. de R.L. de C.V.	Mexico
Fortinet BV	Netherlands
Fortinet Security NZ Limited	New Zealand
Fortinet Security Philippines, Inc.	Philippines
Fortinet Security LLC	Qatar
Fortinet Networks Romania S.R.L.	Romania
Fortinet Singapore Private Limited	Singapore
Fortinet Security Spain S.L.	Spain
Fortinet Switzerland GmbH	Switzerland
Fortinet Security Network (Thailand) Ltd.	Thailand
Fortinet Turkey Güvenlik Sistemleri Limited Şirketi	Turkey
CyberSponse, Inc.	U.S.A.
enSilo, Inc.	U.S.A.
Fortinet Branch Holding Company	U.S.A.
Fortinet Federal, Inc.	U.S.A.
Fortinet Holding LLC	U.S.A.
OPAQ Networks, Inc.	U.S.A.
Panopta Holdings LLC	U.S.A.
Panopta LLC	U.S.A.
Fortinet UK, Ltd.	United Kingdom
Linksys Holdings, Inc.	Cayman Islands
Linksys Cayman, LLC	Cayman Islands
Linksys USA, Inc.	U.S.A.
Linksys UK Limited	United Kingdom
Linksys HK Limited	Hong Kong
Linksys PTE LTD	Singapore
Linksys Trading Shanghai, Co., Ltd	China

Fortinet Portugal, Unipessoal Lda	Portugal
AJ Holdings 1 K.K.	Japan
AJ Holdings 2 K.K.	Japan
Alaxala Networks Corporation	Japan
Volon Cyber Security Private Limited	India